UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING


                                    FORM 10-K
                     FOR THE PERIOD ENDED DECEMBER 31, 1997


                         COMMISSION FILE NUMBER: 0-2616

                         CONSUMERS FINANCIAL CORPORATION
                             1200 CAMP HILL BY-PASS
                               CAMP HILL, PA 17011


PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25b, the following should be completed.

  X   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  X   (b)   The subject annual report, or semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).



      The Company will be unable to file its Form 10-K for the year ended December 31, 1997 as a result of the time required to prepare the necessary information relating to the discontinuation of the Company s credit insurance operations and the required restatement of prior years financial information. Further, as part of the planned sale of the Company s remaining business and its plans to liquidate its remaining assets, provide for all liabilities and distribute cash to its preferred and common shareholders, the number of Company employees has been reduced to eight, resulting in additional restrictions on the Company s ability to file its Form 10-K within the prescribed time period.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                              R. FREDRIC ZULLINGER
                                 (717) 730-6306

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                     X   Yes         No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                     X    Yes         No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      The Company expects to report a 1997 loss from continuing operations of approximately $1.2 million, compared to a $1.7 million restated loss from continuing operations in 1996. The reduced loss reflects, in part, the overhead expense reductions which have been made during 1996 and 1997. Discontinued operations for 1997 will reflect a loss of approximately $4.9 million, including a $3.1 million estimated loss on the disposal of the Company s credit insurance business. For 1996, the Company is reporting income from discontinued operations of $503,000, which includes an $885,000 net gain on disposal of the Company s individual life insurance and auto auction operations. These differences account for the majority of the expected change in the Consumers reported net loss from $1.2 million in 1996 to $6.1 million in 1997.

                         CONSUMERS FINANCIAL CORPORATION

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 31, 1998                By:   /S/ R. Fredric Zullinger
                                          R. Fredric Zullinger
                                          Sr. VP and CFO